Exhibit 99.1

QTS REPORTS SECOND QUARTER 2016 OPERATING RESULTS

OVERLAND PARK, Kan. – July 26, 2016 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the second quarter ended June 30, 2016.

Second Quarter Highlights

•	Reported net income of $5.8 million in the second quarter of 2016, an increase of 5.2% compared to the second quarter of 2015. Net income was $0.11 and $0.10 per basic and diluted share, respectively, for the second quarter of 2016, compared to net income per basic and diluted share of $0.13 and $0.12, respectively, for the second quarter of 2015.

•	Reported Operating FFO of $34.9 million in the second quarter of 2016, an increase of 48.9% compared to the second quarter of 2015. Operating FFO in the second quarter of 2016 included a deferred tax benefit of $1.3 million. Operating FFO for the second quarter of 2016 on a fully diluted per share basis was $0.63 per share, an increase of 18.4% compared to Operating FFO per share of $0.53 for the second quarter of 2015. Reported FFO of $32.2 million in the second quarter of 2016, an increase of 47.5% compared to FFO of $21.8 million in the second quarter of 2015. On a fully diluted per share basis, FFO was $0.58 for the second quarter of 2016 compared to $0.49 in 2015, an increase of 17.9%.

•	Reported Adjusted EBITDA of $45.6 million in the second quarter of 2016, an increase of 43.3% compared to the second quarter of 2015.

•	Reported NOI of $64.0 million in the second quarter of 2016, an increase of 43.5% compared to the second quarter of 2015.

•	Reported total revenues of $98.7 million recognized in the second quarter of 2016, an increase of 44.9% compared to the second quarter of 2015.

•	Completed the acquisition of a data center in Piscataway, New Jersey (the “Piscataway facility”) in June 2016 for $125 million, which was funded through a draw on the Company’s unsecured revolving credit facility.

•	On April 1, 2016, the Company issued 6,325,000 shares of its Class A common stock and used substantially all of the net proceeds of approximately $276 million to repay amounts outstanding under its unsecured revolving credit facility.

1 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

“We are pleased to be reporting another quarter of strong performance and consistent growth, delivering a diversified set of 3C products to enterprise customers who are increasingly focused on hybrid solutions for their complex IT stack,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “We are excited at the continued ramp of our existing facilities, with strong leasing in Atlanta, Richmond and Dallas continuing to drive our base, while our recent Chicago and Piscataway expansions will accelerate that growth and further support our future performance.”

Financial Results

Net income recognized in the second quarter of 2016 was $5.8 million ($0.11 and $0.10 per basic and diluted share, respectively), which included approximately $3.8 million of transaction and integration costs and $2.5 million of income tax benefit, compared to net income of $5.5 million ($0.14 per basic and diluted share) recognized in the second quarter of 2015, which also included approximately $4.7 million of transaction and integration costs and $3.1 million of income tax benefit.

QTS generated Operating FFO of $34.9 million, or $0.63 per fully diluted share, in the second quarter of 2016, which includes a deferred tax benefit of approximately $1.3 million, and compares to Operating FFO of $23.4 million, or $0.53 per share, for the second quarter of 2015. The current quarter’s Operating FFO represents an increase of approximately 48.9% compared to the prior year, and an 18.4% increase on a per share basis.

Additionally, QTS generated $45.6 million of Adjusted EBITDA in the second quarter of 2016, an increase of 43.3% compared to $31.8 million for the second quarter of 2015.

QTS generated total revenues of $98.7 million in the second quarter of 2016, an increase of 44.9% compared to $68.1 million in the second quarter of 2015. MRR as of June 30, 2016 was $28.9 million, an increase of 13.3% compared to MRR as of June 30, 2015 of $25.5 million.

Leasing Activity

During the second quarter of 2016, QTS entered into customer leases representing approximately $13.3 million of incremental annualized rent, net of downgrades, which is a 54% increase over the prior four quarter average net leasing activity. This growth was driven by both the C1 and C2/C3 aspects of the QTS platform. Pricing of the C1 deals signed during the quarter was down slightly over the prior four quarter average primarily due to contracting additional space with existing C1 customers whereby the scale allows QTS to provide lower pricing. Pricing of the Company’s C2/C3 deals exceeded the prior four quarter average primarily attributable to customers contracting additional services with those leases.

During the second quarter of 2016, QTS renewed leases with a total annualized rent of $7.2 million at an average rent per square foot of $739, which was 2.0% higher than the annualized rent prior to their respective renewals. The Company defines renewals as leases for which the customer retains the same amount of space before and after renewal. There is variability in the Company’s renewal rates based on the mix of product types renewed, and renewal rates are expected to increase in the low to mid-single digits. Rental churn (which the Company defines as MRR lost to a customer intending to fully exit the platform compared to total MRR at the beginning of the period) was 1.3% for the second quarter of 2016 and 3.6% for the six months ended June 30, 2016.

During the second quarter of 2016, average pricing on QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) decreased compared to the prior four quarter average due to the change in C1 versus C2/C3 mix. The C1 average commencement rate of $232 per square foot represents an increase of 16% over the prior four quarter average of $200 per square foot, which was due to customers commencing with additional redundancy in the current period. The C2/C3 average commencement rate of $1,255 per square foot represents an increase of 8% over the prior four quarter average of $1,157 per square foot, which was due to additional services being attached to C2/C3 customer commencements.

2 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

As of June 30, 2016, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of June 30, 2016) was approximately $4.1 million, or $49.1 million of annualized rent, and compares to $51.6 million at March 31, 2016. The booked-not-billed balance is expected to contribute an incremental $8.2 million to revenue in 2016 (representing $19.2 million in annualized revenues), an incremental $9.3 million in 2017 (representing $16.0 million in annualized revenues), and an incremental $13.9 million in annualized revenues thereafter.

Development, Redevelopment, and Acquisitions

During the second quarter of 2016, the Company brought online approximately 10.8 megawatts of gross power and approximately 43,000 net rentable square feet (“NRSF”) of raised floor and various portions of customer specific capital at an aggregate cost of approximately $68 million. In addition, during the second quarter of 2016, the Company continued redevelopment of the Dallas-Fort Worth, Atlanta-Metro, Richmond and Chicago facilities to have space ready for customers later in 2016 and forward. The Company expects to bring approximately 46,000 raised floor NRSF into service in the remaining quarters of 2016 at an aggregate cost of approximately $103 million.

On June 6, 2016, the Company completed the acquisition of the Piscataway facility for $125 million. This facility is located in the New York metro area on 38 acres and consists of 360,000 gross square feet, including 88,000 square feet of raised floor, and approximately 18 MW of critical power. The Piscataway facility supports future growth with space for an additional 88,000 square feet of raised floor in the existing structure, as well as capacity for over 8 MW of additional critical power. The facility’s current customers occupy approximately 56,000 square feet and 8.4 MW of the total available critical power. This acquisition was funded with a draw on the unsecured revolving credit facility.

Balance Sheet and Liquidity

As of June 30, 2016, the Company’s total debt balance was $839.4 million, resulting in a debt to annualized Adjusted EBITDA of 4.6x. This ratio continues to be impacted by various portions of the Company’s portfolio that were placed into service in the second quarter of 2016 which have not yet produced a stabilized Adjusted EBITDA. In addition, the Company incurred costs included in construction in progress related to revenue which will begin to ramp in the remainder of 2016 associated with the Company’s booked-not-billed backlog of $49.1 million in annualized rent.

As of June 30, 2016, the Company had total available liquidity of approximately $417 million which was comprised of $404 million of available capacity under the Company’s unsecured revolving credit facility and approximately $13 million of cash and cash equivalents.

As previously disclosed, on April 1, 2016, the Company issued 6,325,000 shares of QTS’ Class A common stock at a price of $45.50 per share in an underwritten public offering, which included the exercise of the underwriters’ overallotment option in full. The Company used substantially all of the net proceeds of approximately $276 million to repay amounts outstanding under its unsecured revolving credit facility.

2016 Guidance

The Company is raising its 2016 guidance for Adjusted EBITDA, Operating FFO and Operating FFO per share. The Company now expects Adjusted EBITDA of $179.0 million to $187.0 million, Operating FFO of $135.5 million to $140.5 million, and Operating FFO per share of $2.55 to $2.65. The Company is maintaining its 2016 guidance for Capital Expenditures, excluding acquisitions, of approximately $300.0 million to $350.0 million, as well as its guidance for churn of 5-8% for 2016, and continues to anticipate Adjusted EBITDA margin to expand by approximately 300 basis points over second half 2015 levels over the next few years.

This guidance does not contemplate any acquisitions or dispositions, other than those which have already been disclosed. The guidance also incorporates approximately $4 - $5 million of estimated Operating FFO affecting tax benefit recognized in 2016.

3 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

Conference Call Details

The Company will host a conference call and webcast on July 27, 2016, at 10:00 a.m. Eastern time (9:00 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 1930729# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of secure, compliant data center solutions, hybrid cloud and fully managed services. QTS’ integrated technology service platform of custom data center (C1), colocation (C2) and cloud and managed services (C3) provides flexible, scalable, secure IT solutions for web and IT applications. QTS’ Critical Facilities Management (CFM) provides increased efficiency and greater performance for third-party data center owners and operators. QTS owns, operates or manages 25 data centers and supports more than 1,000 customers in North America, Europe and Asia Pacific.

QTS Investor Relations Contact

Stephen Douglas – Vice President – Investor Relations and Strategic Planning
Jeff Berson – Chief Investment Officer

William Schafer – Chief Financial Officer

ir@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; global, national and local economic conditions; risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business, including data centers acquired in the Company’s acquisition of Carpathia Hosting, Inc.; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

4 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other periodic reports the Company files with the Securities and Exchange Commission.

5 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2016	2015
	(unaudited)
ASSETS
Real Estate Assets
Land	$64,568	$57,112
Buildings, improvements and equipment	1,393,920	1,180,386
Less: Accumulated depreciation	(274,145)	(239,936)
	1,184,343	997,562

Construction in progress	316,797	345,655
Real Estate Assets, net	1,501,140	1,343,217
Cash and cash equivalents	12,776	8,804
Rents and other receivables, net	35,226	28,233
Acquired intangibles, net (1)	142,848	115,702
Deferred costs, net (2) (3)	34,921	30,042
Prepaid expenses	8,947	6,502
Goodwill (1)	173,843	181,738
Other assets, net (4)	36,984	33,101
TOTAL ASSETS	$1,946,685	$1,747,339

LIABILITIES
Unsecured credit facility, net (3)	$493,255	$520,956
Senior notes, net of discount and debt issuance costs (3)	291,521	290,852
Capital lease and lease financing obligations	43,440	49,761
Accounts payable and accrued liabilities	63,963	95,924
Dividends and distributions payable	19,692	15,378
Advance rents, security deposits and other liabilities	20,923	18,798
Deferred income taxes (1)	19,742	18,813
Deferred income	18,306	16,991
TOTAL LIABILITIES	970,842	1,027,473

EQUITY

Common stock, $0.01 par value, 450,133,000 shares authorized, 47,864,968 and 41,225,784 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	478	412
Additional paid-in capital	928,313	670,275
Accumulated dividends in excess of earnings	(73,883)	(52,732)
Total stockholders’ equity	854,908	617,955
Noncontrolling interests	120,935	101,911
TOTAL EQUITY	975,843	719,866
TOTAL LIABILITIES AND EQUITY	$1,946,685	$1,747,339

(1)	During the second quarter of 2016, the purchase price allocation associated with the acquisition of Carpathia Hosting, Inc. (“Carpathia”) was finalized. The primary adjustments to the purchase price allocation made during the first and second quarters of 2016 consisted of a $14.7 million increase in intangible assets, a $6.0 million increase in deferred tax liability and a reduction in goodwill of $7.9 million.
(2)	As of June 30, 2016 and December 31, 2015, deferred costs, net, included $5.5 million and $6.3 million of deferred financing costs net of amortization, respectively, $26.8 million and $21.0 million of deferred leasing costs net of amortization, respectively, and $2.6 million and $2.8 million, net of amortization, related to a leasing arrangement at the Company’s Princeton facility, respectively.
(3)	Debt issuance costs, net, related to the Senior Notes and term loan portion of the Company’s unsecured credit facility aggregating $9.3 million and $10.2 million at June 30, 2016 and December 31, 2015, respectively, have been netted against the related debt liability line items for both periods presented, as required by recently issued accounting guidance.
(4)	As of June 30, 2016 and December 31, 2015, other assets, net, primarily included $29.2 million and $25.9 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.

6 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and Comprehensive Income

(unaudited and in thousands except share and per share data)

The following financial data for the three and six months ended June 30, 2016 includes the operating results of the Piscataway facility for the period June 6, 2016 (the date the Company acquired the facility) through June 30, 2016.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Revenues:
Rental	$71,670	$68,426	$52,193	$140,096	$101,526
Recoveries from customers	6,168	5,435	5,582	11,603	11,246
Cloud and managed services	17,015	18,890	8,220	35,905	14,015
Other (1)	3,834	2,017	2,122	5,851	2,716
Total revenues	98,687	94,768	68,117	193,455	129,503
Operating expenses:
Property operating costs	32,646	31,781	22,031	64,427	41,367
Real estate taxes and insurance	2,020	1,740	1,474	3,760	2,959
Depreciation and amortization	30,355	28,639	18,062	58,994	34,305
General and administrative (2)	21,608	20,286	14,615	41,894	28,453
Transaction and integration costs (3)	3,833	2,087	4,669	5,920	4,774
Total operating expenses	90,462	84,533	60,851	174,995	111,858

Operating income	8,225	10,235	7,266	18,460	17,645

Other income and expense:
Interest income	2	-	1	2	1
Interest expense	(4,874)	(5,981)	(4,799)	(10,855)	(10,141)
Other expense, net (4)	-	-	(83)	-	(83)
Income before taxes	3,353	4,254	2,385	7,607	7,422
Tax benefit of taxable REIT subsidiaries (5)	2,454	2,605	3,135	5,059	3,135
Net income	5,807	6,859	5,520	12,666	10,557
Net income attributable to noncontrolling interests (6)	(707)	(970)	(888)	(1,677)	(1,843)
Net income attributable to QTS Realty Trust, Inc.	$5,100	$5,889	$4,632	$10,989	$8,714

Net income per share attributable to common shares:
Basic	$0.11	$0.14	$0.13	$0.25	$0.26
Diluted	0.10	0.14	0.12	0.24	0.25

Weighted average common shares outstanding:
Basic	47,783,093	41,292,445	36,668,755	44,537,769	33,996,467
Diluted	55,574,545	48,973,851	44,444,104	52,274,198	41,867,944

7 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

(1)	Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other income items. Straight line rent was $3.5 million, $1.9 million and $1.4 million for the three months ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively. Straight line rent was $5.4 million and $1.8 million for the six months ended June 30, 2016 and 2015, respectively.
(2)	General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 21.9%, 21.4%, and 21.5% of total revenues for the three month periods ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively. General and administrative expenses were 21.7% and 22.0% of total revenues for the six month periods ended June 30, 2016 and 2015, respectively.
(3)	Transaction and integration costs – For the three month periods ended June 30, 2016 and June 30, 2015, the Company recognized $0.8 million and $4.3 million, respectively, in transaction costs related to the examination of actual and potential acquisitions. Transaction costs were $0.8 million and $4.4 million for the six months ended June 30, 2016 and 2015, respectively. The Company also recognized $3.0 million, $2.1 million and $0.4 million in integration costs for the three month periods ended June 30, 2016, March 31, 2016 and June 30, 2015. These costs include various costs to integrate QTS and Carpathia, including consulting fees, costs to consolidate office space and costs which are currently duplicated but will be eliminated in the near future. Integration costs were $5.1 million and $0.4 million for the six months ended June 30, 2016 and 2015, respectively.
(4)	Other expense, net – Generally includes write offs of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.
(5)	Tax benefit of taxable REIT subsidiaries – For the three months ended June 30, 2016, March 31, 2016 and June 30, 2015, the Company recorded an approximate $2.5 million, $2.6 million and $3.1 million deferred tax benefit, respectively. The current year amounts related to recorded operating losses which include certain transaction and integration costs. The prior year amount related to the reversal of valuation allowances of deferred tax assets which was a result of the purchase of Carpathia. The Company recorded $5.1 million and $3.1 million in deferred tax benefits for the six months ended June 30, 2016 and 2015, respectively.
(6)	Noncontrolling interest – The noncontrolling ownership interest of QualityTech, LP was 12.4%, and 14.6% as of June 30, 2016 and 2015, respectively, with the decrease primarily attributable to the equity issuance in April 2016.

8 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO & Adjusted Operating FFO

(unaudited and in thousands except per share data)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, deferred taxes and non-cash compensation. Adjusted Operating FFO is a non-GAAP measure that is used as a supplemental performance measure and to provide additional information to users of the financial statements.

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
FFO
Net income	$5,807	$6,859	$5,520	$12,666	$10,557
Real estate depreciation and amortization	26,409	24,869	16,325	51,278	30,627
FFO	32,216	31,728	21,845	63,944	41,184

Write off of unamortized deferred finance costs	-	-	83	-	83
Integration costs	3,026	2,053	422	5,079	422
Transaction costs	807	34	4,247	841	4,352
Deferred tax benefit associated with transaction and integration costs	(1,183)	(748)	-	(1,931)	-
Non-cash reversal of deferred tax asset valuation allowance	-	-	(3,175)	-	(3,175)
Operating FFO *	34,866	33,067	23,422	67,933	42,866

Maintenance Capex	(380)	(335)	(609)	(715)	(626)
Leasing commissions paid	(3,388)	(5,807)	(3,782)	(9,195)	(6,866)
Amortization of deferred financing costs and bond discount	877	877	854	1,754	1,703
Non real estate depreciation and amortization	3,946	3,770	1,682	7,716	3,623
Straight line rent revenue and expense and other	(3,243)	(1,610)	(1,160)	(4,853)	(1,525)
Deferred tax benefit from operating results	(1,271)	(1,857)	-	(3,128)	-
Equity-based compensation expense	3,200	2,050	1,831	5,250	3,138
Adjusted Operating FFO *	$34,607	$30,155	$22,238	$64,762	$42,313

Fully diluted weighted average shares	55,575	48,974	44,444	52,274	41,868
Operating FFO per share	$0.63	$0.68	$0.53	$1.30	$1.02

*	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

9 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDA and Adjusted EBITDA

(unaudited and in thousands)

The Company calculates EBITDA as net income (loss) adjusted to exclude interest expense and interest income, provision (benefit) for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating results and also, in part, to assess the value of the Company’s operating portfolio. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, equity-based compensation expense, restructuring costs and gain (loss) on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
EBITDA and Adjusted EBITDA
Net income	$5,807	$6,859	$5,520	$12,666	$10,557
Interest expense	4,874	5,981	4,799	10,855	10,141
Interest income	(2)	-	(1)	(2)	(1)
Tax benefit of taxable REIT subsidiaries	(2,454)	(2,605)	(3,135)	(5,059)	(3,135)
Depreciation and amortization	30,355	28,639	18,062	58,994	34,305
EBITDA	38,580	38,874	25,245	77,454	51,867

Write off of unamortized deferred finance costs	-	-	83	-	83
Equity-based compensation expense	3,200	2,050	1,831	5,250	3,138
Integration costs	3,026	2,053	422	5,079	422
Transaction costs	807	34	4,247	841	4,352
Adjusted EBITDA	$45,613	$43,011	$31,828	$88,624	$59,862

10 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI)

(unaudited and in thousands)

The Company calculates net operating income (“NOI”) as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income to NOI is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Net Operating Income (NOI)
Net income	$5,807	$6,859	$5,520	$12,666	$10,557
Interest expense	4,874	5,981	4,799	10,855	10,141
Interest income	(2)	-	(1)	(2)	(1)
Depreciation and amortization	30,355	28,639	18,062	58,994	34,305
Write off of unamortized deferred finance costs	-	-	83	-	83
Tax benefit of taxable REIT subsidiaries	(2,454)	(2,605)	(3,135)	(5,059)	(3,135)
Integration costs	3,026	2,053	422	5,079	422
Transaction costs	807	34	4,247	841	4,352
General and administrative expenses	21,608	20,286	14,615	41,894	28,453
NOI (1)	$64,021	$61,247	$44,612	$125,268	$85,177
Breakdown of NOI by facility:
Atlanta-Metro data center	$20,885	$19,972	$16,875	$40,857	$33,641
Atlanta-Suwanee data center	11,272	11,500	10,094	22,772	20,224
Santa Clara data center	3,653	3,764	3,574	7,417	6,951
Richmond data center	7,976	6,602	4,933	14,578	9,188
Sacramento data center	2,140	1,922	1,900	4,062	3,771
Princeton data center	2,356	2,356	2,310	4,712	4,659
Dallas-Fort Worth data center	3,914	2,624	1,462	6,538	2,211
Leased data centers acquired in 2015	10,035	11,415	2,250	21,450	2,250
Piscataway data center (2)	670	-	-	670	-
Other facilities	1,120	1,092	1,214	2,212	2,282
NOI (1)	$64,021	$61,247	$44,612	$125,268	$85,177

(1)	Includes facility level G&A expense allocation charges of 4% of cash revenue for all entities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges aggregated to $5.1 million, $5.0 million and $2.7 million for the three month periods ended June 30, 2016, March 31, 2016 and June 30, 2015, respectively, and $10.1 million and $5.2 million for the six month periods ended June 30, 2016 and 2015, respectively.
(2)	Includes results of the Piscataway facility for the period June 6, 2016 through June 30, 2016.

11 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(unaudited and in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2016	2016	2015	2016	2015
Recognized MRR in the period
Total period revenues (GAAP basis)	$98,687	$94,768	$68,117	$193,455	$129,503
Less: Total period recoveries	(6,168)	(5,435)	(5,582)	(11,603)	(11,246)
Total period deferred setup fees	(2,256)	(1,903)	(1,412)	(4,159)	(2,658)
Total period straight line rent and other	(5,757)	(4,268)	(3,170)	(10,025)	(5,182)
Recognized MRR in the period	84,506	83,162	57,953	167,668	110,417

MRR at period end
Total period revenues (GAAP basis)	$98,687	$94,768	$68,117	$193,455	$129,503
Less: Total revenues excluding last month	(64,520)	(63,020)	(41,871)	(159,288)	(103,257)
Total revenues for last month of period	34,167	31,748	26,246	34,167	26,246
Less: Last month recoveries	(2,805)	(1,876)	(2,185)	(2,805)	(2,185)
Last month deferred setup fees	(756)	(676)	(513)	(756)	(513)
Last month straight line rent and other	(1,734)	(1,716)	1,925	(1,734)	1,925
MRR at period end	$28,872	$27,480	$25,473	$28,872	$25,473

12 QTS Q2 Earnings 2016	Contact: IR@qtsdatacenters.com